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                                                                EXHIBIT 3(C)(II)
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Schedule A-1 - Platinum Investor Variable Annuity
Control Date - April 1, 1999


                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                      CONTRACTS COVERED BY THIS AGREEMENT


                                        REGISTRATION FORMS      SEPARATE
CONTRACT NAME                              AND NUMBERS           ACCOUNT
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Platinum Investor Variable Annuity          Form N-4                D
                                            Nos.  811-2441
                                                  333-70667
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SCHEDULE B-1 - PLATINUM INVESTOR VARIABLE ANNUITY
CONTROL DATE - APRIL 1, 1999


                 AMERICAN GENERAL SECURITIES INCORPORATED AND
                    AMERICAN GENERAL LIFE INSURANCE COMPANY


This Schedule B-1 is attached to and made a part of the Selling Group Agreement ("Agreement") to which it is attached. It is subject to the terms and conditions of the Agreement. In no event shall AGL be liable for the payment of any commission with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and appointed prior to the commencement of such solicitation.

A commission will be paid to Associated Agency in the amount of: (1) 7% of the aggregate Purchase Payments received and accepted by AGL with a properly completed application or as subsequent Purchase Payments under the Contracts after the Contract is in force; (2) 5.0% of such aggregate Purchase Payments, plus a 0.25% trail commission commencing at the end of the 12th month after receipt of the initial Purchase Payment and continuing through the end of the sixth year following receipt of the Purchase Payments, followed by a 1.0% trail commission commencing at the end of the third month of the seventh year following receipt of the initial Purchase Payment; or (3) 1.0% of such aggregate Purchase Payments, plus a 1.0% trail commission commencing at the end of the 12th month after receipt of the initial Purchase Payment.

"Trail commission" refers to an amount equal to an annual percentage of the Contract Account Value. Trail commissions will be initially calculated as of the date specified in the above paragraph. Once trail commissions have commenced, trail commissions shall be computed on each quarterly contract anniversary by multiplying 0.0625% (in the case of a 0.25% trail commission), 0.25% (in the case of a 1.0% trail commission) by the Contract Account Value computed on each quarterly contract anniversary. Trail commissions shall be paid at the calendar quarter end which follows the computation of the trail commission. Trail commissions shall continue until annuitization, surrender, or death which requires distribution of the Contract Account Value.

Commission Reductions:

(a)  FREE LOOK.  If a Contract is returned to AGL pursuant to the "Free Look"
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     provision of the Contract, the full commission paid by AGL will be returned to AGL or, in the absence of such return, charged back to Associated
     Agency.

(b)  REDUCTIONS FOR PURCHASE PAYMENTS AT AGE 81 AND LATER.  A 50% commission
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     reduction shall apply with respect to Purchase Payments made on or after the Annuitant's eighty-first birthday (regardless of whether the Contract has a Contingent Annuitant). Such commission reduction is not applicable to trail commissions.
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(c)  CHARGEBACKS FOR WITHDRAWALS.  The following commission chargebacks shall
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     apply on full or partial withdrawals: (excluding withdrawals made pursuant to the Systematic Withdrawal Program that are within the 20% Free Withdrawal Privilege, as defined in the Contract):

     . 100% for full or partial withdrawal of a Purchase Payment made during the first six months following its receipt; and

     . 50% for full or partial withdrawal of a Purchase Payment made during the next six months following its receipt.

     . if the Contract is annutized within the first 24 months following issue date, a 50% commission chargeback will will be assessed..

     In no event shall any commission adjustment or chargeback be assessed for termination of a Contract because of the death of the Annuitant or Owner during the periods specified above.

(d)  NO COMPENSATION PAYABLE.  No compensation shall be payable:
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          if AGL, in its sole discretion, determines not to issue the Contract applied for or rescinds the Contract;

          if AGL refunds all or any portion of the Purchase Payments as a result of a complaint or grievance; or

          if AGL determines that a Purchase Payment made within 60 days following a prior partial withdrawal, including systematic withdrawals, is reasonably believed to be a reinvestment of part or all of the prior partial withdrawal.

               if the Owner, at the time the Contract is purchased, is (i) an employee or registered representative (or the spouse or minor child of an employee or registered representative) of any broker-dealer authorized to sell the Contracts, or (ii) is an officer, director, or bona-fide employee of AGL or any of its company affiliates, or Distributor; provided, however, that the Owner shall have completed, at the time the Contract is purchased, appropriate documents supplied by AGL which provide for a waiver of all surrender charges.

Associated Agency agrees to promptly deliver Contracts and holds AGL harmless from and against any claim arising from market loss to the owner of the Contract resulting from late delivery by Associated Agency.
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Unless otherwise agreed, Associated Agency shall forward to AGL the first full payment collected by Associated Agency, without deduction for compensation.